Exhibit 3.14

July 23, 2010

CONSENT OF THE SOLE MEMBER OF
MIDWEST REGION DEVELOPMENT, LLC

The undersigned, being the sole member of MIDWEST REGION DEVELOPMENT, LLC, a Missouri limited liability company (hereinafter called the “Company”), does hereby approve, adopt and vote in favor of the following resolutions:

1.             Amendment of Articles of Organization.

WHEREAS, the sole member desires to change the name of the Company;

NOW, THEREFORE, BE IT RESOLVED, that the Articles of Organization be amended by deleting Article 1 in its entirely and replacing said Article with:

The name of the limited liability company is:  IOC-Cape Girardeau, LLC.; and it is

RESOLVED, FURTHER, that any officer of the sole member be and hereby is authorized to execute and deliver an Amendment of Articles of Organization in the form required by the Missouri Secretary of State, and to take such other actions and to enter into, execute and deliver all such other documents, instruments, certificates, statements, agreements, notices and any other writings, as such authorized person, in his or her sole discretion, may deem necessary or desirable and proper to effect the foregoing resolutions (the necessity or desirability and propriety of such actions to be conclusively evidenced by the execution and delivery of such documents); and any such action or execution is hereby approved, confirmed and ratified in all respects as if expressly contemplated and set forth herein.

2.             Miscellaneous.

RESOLVED, that execution of this consent may be evidenced by facsimile- transmitted or e-mail transmitted copies authenticated to the satisfaction of the sole member of the Company.

APPROVED AND ADOPTED as of the date first above written.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Edmund L. Quatmann, Secretary

BEING THE SOLE MEMBER

OPERATING AGREEMENT
OF
MIDWEST REGION DEVELOPMENT, LLC
a Missouri limited liability company

This Operating Agreement is made as of July 9, 2007, by the sole member of MIDWEST REGION DEVELOPMENT, LLC (the “Company”).

1.                                       The address of the registered office of the Company is 120 South Central Avenue, Clayton, Missouri 63105, and the name of the registered agent at such office is CT Corporation System.

2.                                       The principal office of the Company shall be located at 600 Emerson Road, St. Louis, Missouri 63141, or at such other location as the sole member determines.

3.                                       The sole member of the Company is Isle of Capri Casinos, Inc. (“Sole Member”).

4.                                       The business and affairs of the Company shall be managed by the Sole Member. Any decision or act made or performed by the Sole Member within the scope of the power and authority granted to the Sole Member hereunder shall control and bind the Company.

5.                                       This Operating Agreement constitutes a written declaration of the sole member in accordance with Section 347.015(13) of the Missouri Limited Liability Company Act (Chapter 347 RSMo), as amended (the “Act”).

6.                                       The Company hereby adopts and incorporates herein by reference the provisions of the Act, as they relate to the conduct of the business and affairs of the Company, its rights and powers, and the rights, powers and duties of its Sole Member and its agents and employees.

7.                                       The undersigned Sole Member hereby ratifies all actions undertaken by Robert D. Cantwell as the Organizer of the Company pursuant to and for the purpose of causing the organization of the Company, and all other acts incidental thereto are hereby approved, confirmed and ratified.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ Gregory D. Guida
Gregory D. Guida, Secretary

BEING THE SOLE MEMBER